Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated May 19, 2020

Relating to Preliminary Prospectus dated May 19, 2020

Registration No. 333-237714

Nasdaq: LTRN 1 Lantern Pharma IPO ROADSHOW Presentation Leveraging A.I., Machine Learning & Genomics to Rescue, Repurpose and Develop Targeted Cancer Therapies

Lantern Pharma

FREE WRITING PROSPECTUS

- We have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website, www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact ThinkEquity, a division of Fordham Financial Management, Inc., located at 17 State Street, 22nd Floor, New York, NY 10004, by telephone at (877)436-3673 or by email at prospectus@think-equity.com.

- All investors viewing these materials should first access the prospectus by clicking on the following link: https://www.sec.gov/Archives/edgar/data/1763950/000121390020012863/ea122016-s1a2_lanternpharma.htm

MARKET AND INDUSTRY DATA

- This presentation and the preliminary prospectus made available to you herewith contains estimates, projections and other information concerning our industry, our business and the markets for our drug candidates, including data regarding the estimated size of such markets and the incidence of certain medical conditions. We obtained the industry, market and similar data set forth in this presentation and the preliminary prospectus from our internal estimates and research and from academic and industry research, publications, surveys and studies conducted by third parties, including governmental agencies. In some cases, we do not expressly refer to the sources from which this data is derived. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. While we believe our internal research is reliable, such research has not been verified by any third party.

- This presentation highlights basic information about us and the offering. Because it is a summary, it does not contain all of the information that you should consider before investing. This offering may only be made by means of a prospectus supplement and an accompanying prospectus. Except as otherwise indicated, this presentation speaks only as of the date hereof.

- This presentation does not constitute an offer to sell, nor a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offering of solicitation. Neither the Securities and Exchange Commission (the "SEC") nor any other regulatory body has approved or disapproved of our securities or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.

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Lantern Pharma

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This presentation contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this presentation, including statements regarding our strategy, future preclinical studies and clinical trials, future financial position, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words "anticipate," "believe," "contemplate," "could," "estimate," "expect," "intend," "seek," "may," "might," "plan," "potential," "predict," "project," "target," "aim," "should," 'will" "would," or the negative of these words or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. The forward-looking statements in this presentation include, among other things, statements relating to: the potential advantages of our RADR® platform in identifying drug candidates and patient populations that are likely to respond to a drug candidate; our strategic plans to advance the development of any of our drug candidates; our strategic plans to expand the number of data points that our RADR® platform can access and analyze; our research and development efforts of our internal drug discovery programs and the utilization of our RADR® platform to streamline the drug development process; the initiation, timing, progress, and results of our preclinical studies or clinical trials on any of our drug candidates; our intention to leverage artificial intelligence, machine learning and genomic data to streamline the drug development process and to identify patient populations that would likely respond to a drug candidate; the timing of, the ability to submit applications for and the ability to obtain and maintain regulatory approvals for any of our drug candidates; our plans to discover and develop drug candidates and to maximize their commercial potential by advancing such drug candidates ourselves or in collaboration with others; our expectations regarding our ability to fund our operating expenses and capital expenditure requirements with our cash, cash equivalents, and the proceeds of this offering; our ability to secure sufficient funding and alternative source of funding to support our existing and proposed preclinical studies and clinical trials; our estimates regarding the potential market opportunity for our drug candidates we or any of our collaborators may in the future develop; our anticipated growth strategies and our ability to manage the expansion of our business operations effectively; our expectations related to the use of proceeds from this offering; our ability to keep up with rapidly changing technologies and evolving industry standards, including our ability to achieve technological advances; the potential impact of the recent outbreak of COVID-19 may have on our business plans; our ability to source our needs for skilled labor in the fields of artificial intelligence, genomics, biology, oncology and drug development; and the impact of government laws and regulations on the development and commercialization of our drug candidates. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions, and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements in the preliminary prospectus on file with the SEC, particularly in the "Risk Factor" section, that we believe could cause actual results or events to differ materially from the forward-statements that we make. Furthermore, we operate in a competitive and rapid changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. You should read this presentation, the preliminary prospectus we have filed with the SEC and the documents we reference in the preliminary prospectus and have filed as exhibits to the registration statement of which the preliminary prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this presentation are made as of the date of this presentation, and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. In addition, statements that "we believe" and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this presentation, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

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Nasdaq: LTRN 4 IPO Offering Summary ISSUER LANTERN PHARMA INC. Proposed Aggregate Offering $25,008,000 Price Range $15.00 to $17.00 Proposed Symbol LTRN – Nasdaq Shares Offered 1,563,000 Pre - IPO Common Shares Outstanding as converted 4,467,594 Post - IPO Common Shares Outstanding 6,030,594 Use of Proceeds • LP - 300 Ph. 2 Clinical Trial • LP - 184 IND Enabling Studies & Ph. 1 Clinical Trial • RADR ® A.I. Platform Development & Data Collaborations • Explore Additional In - Licensing of Compounds • General Working Capital Sole Book - Running Manager ThinkEquity , a division of Fordham Financial Management, Inc. Co - Managers Dougherty & Company LLC and Paulson Investment Company, LLC

Nasdaq: LTRN 5 Highly experienced in the pharma, drug development and oncology industry Management Team Jeff Donald Keyser, Ph.D., J.D., MPA • Board Chairman • Founder of Renibus Therapeutics and ZSPharma Franklyn Prendergast, M.D., Ph.D. Emeritus • Board of Governors and Board of Trustees, Mayo Clinic • Professor and Director – Mayo Clinic Comprehensive Cancer Center • Emeritus Member of Eli - Lily Board of Directors • Board of Directors, Lantern Pharma, Cancer Genetics, and TGEN • Distinguished Alumnus Mayo Clinic Vijay Chandru , Ph.D. • Co - Founder, Chairman Scientific Advisory Board, Strand Life Sciences • Fellow Indian Academies of Sciences and Engineering • Technology Pioneer, World Economic Forum • Co - Founder, Yantri Labs and other AI Compnies • Research Professor: IISc, Purdue, MIT, UPenn, Stanford David Silberstein, Ph.D., MPH Former • Director, Astra Zeneca • Sr. Director, MedImmune • Asst. Professor of Medicine, Harvard Medical School • Currently Principal Investigator of an NCI funded clinical trial in patients with multiple brain metastases Leslie (Les) W. Kreis • Managing Partner & Co - Founder, BIOS Partners • Principal & Founder, Steelhead Capital Management • Co - Founder, Cowtown Angels • Vice President, HRK Investments Panna Sharma • President & CEO, Lantern Pharma Kishor Bhatia, Ph.D., FRC Path Chief Scientific Officer Former: • Director AIDS Malignancy Program. Office of HIV and AIDS Malignancy, National Cancer Institute • Director, Cancer Children’s Cancer Research Center, KFSHR&C, Riyadh • Director, International Network for Cancer Treatment and Research, Brussels • 1st to clone PARP gene involved in DNA damage • Over 250 publications David Margrave, J.D. Chief Financial Officer • 20+ years of oncology focused management experience. • Former President and as Chief Administrative Officer, BioNumerik Pharmaceuticals • Expertise in biotech deal structuring, and corporate management • Chairman of the Texas Healthcare and Bioscience Institute • Chairman of the State of Texas Product Development & Small Business Incubator Board • Univ. of Texas and Stanford Panna Sharma President & CEO • Former President & CEO at Cancer Genetics (Nasdaq: CGIX) • Led IPO, Private investment round and multiple global acquisitions • Led CGIX to five years on Deloitte Fast 500 • Founder & CEO TSG Partners (Life Sciences Investment Bank & Strategy Consulting) • Chief Strategy Officer, iXL (Nasdaq: IIXL) • Analyst, Montgomery Securities Board of Directors

Nasdaq: LTRN 6 Drugs that have failed clinical trials or have been abandoned by pharma and biotech companies in late stage trials • Big data (genomic, clinical, response) assembled and analyzed • Patient subgroups identified through machine learning and artificial intelligence • Mechanisms of action clarified • Potential combinations identified • Potential for faster and more efficient path to relaunching in the clinical trial setting • Patient stratification based on A.I. enabled genomic biomarker discovery • New patient populations for failed or abandoned drugs based on validated biomarker signatures • Aimed to shorten time to market • Designed to reduce risk in development • Potential for orphan or fast track status • New Chemical Entities based on incoming assets Failed or Abandoned Drug Assets RADR ® Responders Non - Responders Lantern leverages A.I. to rescue and develop cancer therapies and has the potential to transform the cost, risk and timeline of drug development

Nasdaq: LTRN 7 Current oncology drug development is costly, risky, and inefficient … a perfect problem area for artificial intelligence & machine learning 3.4% Avg. success rate of oncology drugs $1B+ Average developmental cost per oncology drug 17,000+ Oncology trials conducted from 2001 - 2015 2X Success rate of oncology trials using biomarker Source: Wong CH et al.. Biostatistics (2018) Challenges in drug development … …are being met by data - driven, and A.I. approaches

Nasdaq: LTRN 8 “... low efficacies of cancer drugs might be attributed to the heterogeneity of the tested patient population , which essentially dilutes the strong therapeutic effect that a drug might have on a specific patient subgroup .” Thiebault Geoux , Ph.D. Chemistry - Elsevier 11/9/2015 10.1 7.6 7.3 4.8 5.5 4.2 4.2 3.7 1.9 1.8 0 2 4 6 8 10 12 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 R&D ROI Source: Deloitte research, 2019 Absolute Internal Rate of Return (IRR, %) There is a critical need to rescue drugs that failed or bring abandoned therapeutic assets to market in order to create ROI for biopharma “The ever - increasing catalog of genetic changes involved in cancer development is fueling a new generation of targeted drugs that are designed to address specific weaknesses in tumor cells . But these drugs will only work in a subset of patients – creating a demand for genetic stratification . Allison Halliday, Ph.D. Cancer Research, 01/31/2020 Cancer Biomarkers: Powering Precision Medicine ROI Among The Top 12 Pharma – Continuous Decade of Decrease

Nasdaq: LTRN 9 Solving unmet needs and creating opportunities in personalizing cancer therapy by capitalizing on emerging technologies and industry trends 1. Increased access to validated genomic & biomarker data 2. Availability of well tolerated and clinically active but failed or abandoned compounds 3. Economic pressure to reposition & rescue drug investments 4. Rising need to develop and manage combination and drug - resistance addressing therapies 5. Increased sharing and collaboration globally among research groups, industry consortiums and companies 6. Rapidly decreasing cost (and increasing quality) of sequencing and biomarker data and other health - monitoring data 7. Rapid evolution & implementation of A.I. and machine learning technologies 8. Increasing use of precision medicine and genomics to identify, treat and manage patients Mega Trends Shaping Drug Development

Nasdaq: LTRN 10 Drug discovery and development driven by A.I. is a rapidly growing market in response to fundamental shifts in the industry and a re - tooling of R&D 0 200 400 600 800 1000 1200 2016 2024 *Source: Biopharmatrend.com , PMLiVE, and Global Market Insights, Inc. ~$4B A.I. - driven Drug Discovery/ Development market in 2024 $760M $10B Images Sources: Lantern Pharma as featured in ZDNet & Fortune Global A.I. Healthcare Market*

Lantern Pharma

Lantern's focus on oncology, and advancing the portfolio where we own the therapeutic rights makes us uniquely positioned and differentiated

Scalable, Unique Artificial Intelligence Platform – RADR®

RADR.

- **275+ Million** datapoints covering over **140+ drug/tumor** interactions
- Active **collaboration with NCI** in oncology therapeutics
- Guides development of **patient stratification and CDx** strategy
- Validated in multiple case studies with **over 80%+ blinded accuracy**
- Integration of **real-world, patient data** from thousands of patients
- Use of **genomic, transcriptomic, clinical and drug sensitivity** data
- Published posters and studies at **ASCO and AACR**
- Helped drive first **out-licensing deal for LP-100 for up to $14 Mn**

Rapidly Accelerating Our Portfolio Value

1. Guided the genetic signature to determine patient response for LP-100 which was out-licensed within one year
2. Uncovered potential mechanisms of action for LP-300 – which has shown notable and statistically significant results in prior trials, (with certain patient populations) but failed to meet broader endpoints
3. Highlighted potential pathways and genes involved in both the response to LP-184 and the biological mechanisms that are involved in activity across multiple tumors
4. Identified potential new candidates for rescue, repurposing and for combinations that can be accelerated through our drug development process

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Nasdaq: LTRN 12 Lantern’s powerful A.I. platform is being developed with a pure focus on predicting drug outcome and drug response using a depth of interrelated biomarker and clinical data , including: • Complete transcriptome data • RNA gene expression data • Drug sensitivity data • DNA copy number and mutation data • Clinical stage of tumor /cancer • Histology of tumor • Patient age and sex • Patient race or ethnicity • Prior treatment history and response * Historical datapoints are approximate and based on end of year analysis ** Future datapoints are based on Company’s product development plans

Nasdaq: LTRN 13 Lantern’s Unique & Rapidly Developing Pipeline Phase I Phase II LP - 184 LP - 100 (Irofulven) LP - 300 Drug Preclinical Indication Prostate Cancer Successfully partnered & out - licensed for up to $14M Non - Small Cell Lung Cancer (Never - Smokers) Solid Tumors (Location agnostic tumors identified by RADR® defined genomic signature) Phase III R&D Glioblastoma LP - 184 Recently submitted for Orphan Status for NSCLC / adenocarcinoma in never - smokers Built on a foundation of 108 issued patents, and 7 pending applications across 14 patent families

Lantern Pharma

Target market segments comprise nearly 1M patients annually worldwide

3 Drug Candidates in Development in Highly Targeted Segments With Clinical Need

Prostate Cancer	Ovarian, Pancreatic & Liver Cancer	Glioblastoma (GBM)	Non-Small Cell Lung Cancer (NSCLC)
1.3 million 2018 Estimated Global Incidence	**1.6 million** 2018 Estimated Combined Global Incidence	**240,000+** 2018 Estimate of new GBM cases globally	**2 million** 2018 Estimated Global Incidence
208,000 2018 Estimated Global metastatic hormone-resistant prostate cancer subpopulation	**400,000** 2018 Estimated Global cancer subpopulation non-responsive to or relapsed after chemotherapy and with potential biomarker signature for response	**11,000-13,000** 2019 estimated GBM Cases in the USA	**240,000+** 2018 Estimated Global never-smoker NSCLC adenocarcinoma subpopulation

Sources: American Cancer Society, Global Database, AANS, NCI, Lantern Pharma meta analysis

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Lantern Pharma

Overview of Lantern's Small Molecule Portfolio

LP-100, Irofulven



OH
HO
O

- DNA Damaging Agent
- Mediates cytotoxicity through multiple mechanisms such as DNA adduct formation, RNA polymerase stalling and redox protein modification
- Actively enrolling in a precision medicine, genomic-signature guided Phase II trial (NCT03643107) for metastatic, castration-resistant prostate cancer (mCRPC)

LP-300



NaO
O
S
O
S
S
O
S
O
ONa

- Disulfide bond disrupting agent with cysteine modifying activity on select proteins (ALK) and modulator of protein function (EGFR, MET, ROS1)
- Chemosensitizer for combination therapies by inactivating proteins modulating cell redox status and drug resistance (TRX, GRX, PRX)
- Chemoprotectant activity that reduces toxicities associated with taxane/ platin-based chemotherapies

LP-184



O
NH_2
N
OH
HO
O

- Novel DNA Damaging Agent - member of the acylfulvene prodrug class
- Favorable *in vitro* and *in vivo* efficacy across multiple tumor types
- Broad anti-tumor agent that counteracts multi-drug resistance
- Nanomolar potency
- A.I. generated, validated and published gene signature for solid tumors

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Nasdaq: LTRN 16 LP - 100 ( Irofulven ): out - licensed to Oncology Venture and in an active, genetically - guided clinical trial for prostate cancer History of Safety, Tolerability & Efficacy in Multiple Clinical Trials • Out - licensed to Oncology Venture (OV) in 2016 • Lantern Pharma can receive up to $14M or a specified percentage of future earnings from the sale or out - licensing of LP - 100 – trial expected to end by first half of 2021 • OV dosed first patient in mHRPC (metastatic, hormone - resistant prostate cancer) in Q4 2018 in a Phase II trial using biomarker screening technology on the tumor to select patients • US patent directed to use of drug in combination with tumor biomarker signature ( filed by Oncology Venture ) through 2036 Current status • Prior history in over 41 clinical trials spanning 13 different solid tumors • Over 1,500 patients were dosed with LP - 100 with a good history of tolerability in patients • Historical trials showed efficacy in subsets of patients and were not designed to select patients based on the potential to respond to the therapy • Lack of biomarker - based strategies or stratification in previous trials resulted in modest advancement LP - 100

Nasdaq: LTRN 17 LP - 100 ( Irofulven ): Historical* phase II trial results in prostate cancer *Historical data from Hart et al., Randomized phase II trial of irofulven/prednisone, irofulven/capecitabine/prednisone, or mitoxantrone/prednisone in hormone refractory prostate cancer (HRPC) patients failing first - line docetaxel. European Journal of Cancer Supplements (2006) 41 22 0 10 20 30 40 50 1 Year Survival % Median Overall Survival After 12 Months Irofulven Control (Mitoxantrone) Median 1 yr. survival was 86% greater in Irofulven in combination treated metastatic prostate cancer patients v. control • Screening patients using Irofulven - specific biomarker signature and recruiting eligible patients with Hormone Refractory Prostate Cancer (HRPC) • Oncology Venture dosed first patient in HRPC in Q4 2018 in a Phase 2 trial using biomarker technology to ID and monitor patients • Trial expanded to both Denmark & Germany and estimating up to 27 patients to be enrolled Current Ongoing Precision Phase II Trial LP - 100

Nasdaq: LTRN 18 LP - 300 in development for female never - smokers with NSCLC adenocarcinoma based on strong historical data Mechanism of action • Disulfide bond disrupting agent • Disrupts by covalently modifying Cysteine • Inhibits and modulates activity of proteins in NSCLC pathways (ALK, EGFR, MET, ROS1) • Filed for Orphan Status for NSCLC / histology of adenocarcinoma in never - smokers, targeting rare disease market (April 2020) • Designing phase II clinical trial for use in non - smokers with NSCLC adenocarcinoma • Exploring preclinical in vivo studies to characterize efficacy as a combination with approved targeted therapies • Leveraging RADR ® to develop biomarker signature that can be used to predict patients most likely to respond to combination therapy with LP - 300 Current status Prior Clinical Experience • Prior history in 5 phase 1 and 5 phase 2 and 3 clinical trials in lung and breast cancers as a combination agent • LP - 300 has been administered to over 1,000 patients and has been generally well tolerated • Prior studies did not stratify or select patients based on biomarker or smoking status LP - 300

Lantern Pharma
LP-300

Lung Cancer in Never-Smokers (LCINS) – a hidden but rising disease

Incidence of NSCLC in non-smokers in the U.K.*


%
13
28
2008
2014

Incidence of NSCLC in non-smokers in the USA*


%
9.5
19.5
1995
2013

*Proli C et al., ASCO 2015; Pelosof L et al., ASCO 2015

- **7th leading cause of death** among patients with solid tumors
- **More frequent in women** with ~2/3 of patients with no reported smoking history
- **Adenocarcinoma is the most common histology** accounting for ~60% of non-smoking NSCLC patients
- **20% to 25% of global lung cancer cases and deaths** occur among never-smokers
- **LP-300 patent application** for use in never-smoking NSCLC patients (potential protection until 2039)
- **Significant mutational difference** in LCINS v. Smokers – esp. in EGFR, TP53, STK11 and KRAS**

**Mutation frequency data compiled by Lantern Pharma from 6 studies

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Nasdaq: LTRN 20 Source: Phase 3 clinical trial, study ID DMS32212R, conducted by BioNumerik Pharmaceuticals - subpopulations receiving paclitaxel/cisplatin 30% 51% 63% 72% 25% 31% 28% 32% All patients Females never-Smokers Female never-Smokers 2 Year Survival % LP-300 + Cisplatin/ Paclitaxel Placebo + Cisplatin/ Paclitaxel 20% increase in 2 Year Survival Compared to Placebo 125% increase in 2 Year Survival Compared to Placebo 65% increase in 2 Year Survival Compared to Placebo 125% increase in 2 Year Survival Compared to Placebo (N=114) (N=87) (N=66) (N=288) Lantern’s precision oncology approach in the LP - 300 Phase II trial will build on a prior Phase III trial that did not meet clinical efficacy endpoints but demonstrated survival benefit in a patient subgroup LP - 300

Nasdaq: LTRN 21 All never - smokers N = 87, HR = 0.519 (p value 0.0462) Survival months Survival probability 0 10 20 30 1.0 0.8 0.6 0.4 0.2 0.0 LP - 300 + Cisplatin/Paclitaxel Placebo + Cisplatin/Paclitaxel All females N = 114, HR = 0.579 (p value 0.0477) LP - 300 + Cisplatin/Paclitaxel Placebo + Cisplatin/Paclitaxel Survival probability 1.0 0.8 0.6 0.4 0.2 0.0 Survival months 0 10 20 30 Female never - smokers N = 66, HR = 0.367 (p value 0.0167) Survival months 0 10 20 30 1.0 0.8 0.6 0.4 0.2 0.0 LP - 300 + Cisplatin/Paclitaxel Placebo + Cisplatin/Paclitaxel Survival probability Female never - smokers showed the clearest statistically significant positive outcome among subgroups in the LP - 300 treatment arm in advanced adenocarcinoma patients in Phase III LP - 300 21

Nasdaq: LTRN 22 Proposed design for relaunching of Phase II clinical trial for LP - 300 in a targeted patient population Histology / demographic/ smoking history screening LP - 300 + standard of care (Dosing every 3 weeks and up to 8 treatment cycles) Efficacy Endpoints Never - smoker NSCLC Adenocarcinoma patients • Primary: Overall Survival • Secondary: Objective Response Rate/ Clinical Benefit Rate/ Progression - Free Survival/ Quality of Life 40 – 75 stratified patients • Non - Randomized • Masking: None (Open Label) • Primary Purpose: Treatment • Study arms: Single experimental arm Trial Design Biomarker Signature Screening LP - 300

Lantern Pharma
LP-184

LP-184 for solid tumors and certain PTGR1 expressing cancers

Unique Features


O
NH2
N
OH
HO
O

- Hydroxyurea Methylacylfulvene
- Nanomolar potency across multiple solid tumor (pancreas, prostate, liver) and glioblastoma cell lines
- Broad anti-tumor agent that counteracts multi-drug resistance and is independent of other mutations (p53, KEAP1)
- Favorable *in vitro* and *in vivo* efficacy allowing improved therapeutic index and pharmacokinetics
- Promising blood-brain-barrier (BBB) profile

Current status

GEORGETOWN UNIVERSITY

C-TRIC Clinical Translational Research and Innovation Centre

- 4 new patent filings: 2 new applications on synthetic manufacturing of new molecular entities & 1 new application on gene signature to stratify patients responsive to LP-184 & 1 for GBM
- Wet lab validated 16 gene signature leveraging NCI Cell Miner platform from our collaboration
- Q2 2020 launch of collaborative study with Georgetown University in Prostate and Pancreatic Cancers
- Q1 2019 initiation of the PRAISE (PRostate cancer Artificial Intelligence Study using Ex vivo models) collaboration with C-TRIC, partially funded by Invest Northern Ireland

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Nasdaq: LTRN 24 LP - 184 treatment resulted in greater tumor regression in a mouse model with human cancer Source: Staake et al., Bioorganic & Medicinal Chemistry Letters (2016) 10 1 0.1 10 20 30 Time (days) Relative Tumor Weight No Drug LP - 100, 10 mg/kg LP - 184, 10 mg/kg LP - 184, 20 mg/kg Drugs administered i.p. 3x a week for 3 weeks Treatment of Mice Engrafted with Human MV522 Multi - drug Resistant Tumor Cells LP - 184

Nasdaq: LTRN 25 Proposed LP - 184 mechanism of action based on acylfulvene drugs 1. Potential synergistic drug combinations due to involvement w/ DNA repair pathway and supported by gene correlation studies 2. Approved drugs in certain drug classes have been identified to be synergistic with LP - 184 when used in combination for cancer treatment LP - 184 Active Metabolite Enzymatic Biotransformation Conversion of LP - 184 prodrug to active form by AOR ( alkenal /one oxidoreductase) activity of PTGR1 (Prostaglandin Reductase1) DNA Damage Induction Alkylation of DNA and adduct formation with processing of lesions exclusively by Transcription Coupled Nucleotide Excision Repair (TC - NER) pathway involving CHK1 and PARP among other members. LP - 184

Nasdaq: LTRN 26 1 10 100 1,000 10,000 100,000 1,000,000 SNU387_Liver H2228_NSCLC H1944_NSCLC OV90_Ovary NIHOVCAR3_Ovary IC50 [ nM ] Cell Line ID_Cancer Type LP-184 Cisplatin Pemetrexed Nanomolar potency Micromolar potency LP - 184 shows a 10x – 3,800x increase in in vitro potency over approved chemotherapeutics in various solid tumors LP - 184 IC50 data from Lantern generated data, Cisplatin and Pemetrexed IC50s from GDSC database LP - 184

Nasdaq: LTRN 27 LP - 184 shows significant promise in improving patient outcomes in Glioblastoma (GBM) – a rare cancer with median survival of < 1 year 37.4 46.4 47.7 231 274000 513000 293000 129000 1 10 100 1,000 10,000 100,000 1,000,000 SF268 SF295 SNB75 U251 IC50 [ nM ] Comparative sensitivity of LP - 184 across GBM cell lines LP-184 TMZ The current standard of care for GBM consists of de - bulking surgery followed by combined treatments with fractionated ionizing radiation (IR) and the DNA alkylating agent temozolomide (TMZ) which less than 50% of patients respond to* LP - 184 500x – 13,000x increase in in - vitro potency over TMZ, (the current standard in GBM) Molecule BBB permeability probability score Developmental stage LP - 184 0.9694 Preclinical TMZ 0.9879 Approved Carmustine 0.9533 Approved Cilengitide 0.9362 Phase II LP - 184 has a favorable CNS drug profile – blood brain barrier (BBB) permeability Using admetSAR2 , a tool for evaluating chemical ADMET (absorption, distribution, metabolism, excretion - toxicity) properties Source: Genes & Disease, Volume 3, Issue 3, Sep. 2016 0 pp. 198 - 210

Nasdaq: LTRN 28 RADR ® - A robust and scalable platform for accelerating the development of targeted cancer therapy, precision trials and Companion Dx Model Data Sets Data Sources AI Methods Being Deployed • >275+ million transcriptomic and drug sensitivity data points • >140 drug - tumor interactions • 7,000+ real world patient records • Public Sources such as Gene Expression Omnibus (GEO), Cancer Cell Line Encyclopedia (CCLE), Genomics of Drug Sensitivity in Cancer (GDSC), Industry Data & Proprietary Data • Analytics: Integrated systems biology , statistical and descriptive analysis • Machine Learning: Supervised ML (Neural Network & Support Vector), variations in established ML algorithms Real World Applications • Robust precision medicine/drug development • Uncovering potential drug combinations • Predicting synergy with Immuno - oncology agents • Drug repositioning, revitalization & rescue • Companion Dx development Open Source & Published Data AI Data Curation & Normalization Machine Learning Frameworks Internally Generated Data Collaboration & Partner Data Output Secure Cloud Based Storage & Computing

Nasdaq: LTRN 29 RADR ® identifies genetic markers and signatures for precision oncology drug development, clinical response prediction and CDx enablement Output & Signature Development Process Platform Architecture Success in Blinded Predictions Oncology Patient Records & Response Information Drug - Tumor Interactions Data Points Collected, Normalized, & Integrated from Real World, Translational & Clinical Cancer Evidence & 80% 7,000+ 140+ ~275,000,000

Nasdaq: LTRN 30 Uses machine learning methods to train on datasets Parameter tuning and model development and evaluation Biomarker Pa nel or Gene Signature for a CDx Guidance for clinical trial design & studies Training Set Optimal model used on testing dataset Genetic D ata Drug S ensitivity Data Gene Sets Tuned and Optimized Predictive Response Model RADR ® Workflow Details Testing Set Cancer Patient Population Partial Responders Non Responders Responders Optimized Predictive Response Model

Nasdaq: LTRN 31 108 Issued Patents Our Intellectual Property Portfolio – Extensive and continually growing position of over 108 issued and in - licensed patents and 7 patent applications across 14 patent families Methods of Use Composition of Matter Drug Sensitivity & Response Signatures using Biomarkers LP - 100 LP - 184 LP - 300 5 families 7 families 2 families • In - licensed • Internally developed • In - licensed • Internally developed • In - licensed 108 Issued Patents

Nasdaq: LTRN 32 Studies & Collaborations With Top Tier Academic & Research Partners

Lantern Pharma

Heavy investment & investor interest in A.I. driven drug development

Company	Investment	Valuation*	Pipeline Status
BioXcel (MEDICINES THROUGH INGENUITY)	Mar. 2018 IPO (NASDAQ: BTAI)	**$950+ Million** $65 M. raised at IPO	• 2 lead compounds • Ph. 3 – Neuro • Ph. 2 – Immuno Oncology
SCHRÖDINGER	Feb. 2020 IPO (NASDAQ: SDGR)	**$3,600+ Million** $232 M. raised at IPO	• 5 compounds in early discovery • All oncology, targeted small molecule
RECURSION	$226+ M. total Latest 07/2019 private raise	**$600 – 800 Million** (estimate based on last round)	• 4 Phase 1 compounds • 1 oncology
Atomwise (Better medicines faster.)	$50+ M. total Latest 03/2018 private raise	**$200 – $300+ Million** (estimate based on last round)	• Partners w/ academic and pharma • No captive pipeline | collab. discovery
BenevolentAI	$290+ M. total Latest 09/2019 private raise	**~$1,100 Million** (pre-money based on last round)	• Partners w/ academic and pharma • Tech and service provider

*Source: Crunchbase, Pitchbook and Bloomberg
* Valuations of public companies from May 18, 2020

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Lantern Pharma

Value Building Milestones & Inflection Points

Foundational Year
Advance Platform
Prepare Trial Launches
Prioritize Additional Compounds

Multiple Streams of Value Creation
Launch Multiple Precision Trials
Leverage Platform for Pharma Partners
Secure Additional Compounds
Readout for LP-100 Ph. 2

Second Half of 2020

- ✓ IND-Enabling studies for LP-184
- ✓ Results from preclinical work in Glioblastoma LP-184
- ✓ Q3 FDA related activity to explore relaunch of Phase 2 for LP300 as a rare cancer trial for never-smoking females with potential Orphan Designation –
- ✓ FDA feedback on Orphan Designation expected by end of Q3, 2020
- ✓ Further validation of RADR™ platform at AACR in June with 2 additional posters
- ✓ Data from collaboration with Georgetown and CTRIC in Prostate and Pancreatic Cancers
- ✓ Validate signature for LP-184 to design pan-tumor clinical trial
- ✓ Reach 400+ Million data points for RADR A.I. Platform

2021-22

- ✓ Readout from targeted Phase 2 trial in Europe in prostate cancer by Q4, 2020 / Q2, 2021
- ✓ Launch Ph.2 clinical trial for LP-300 in NSCLC (never-smokers)
- ✓ Launch Ph.1 clinical trial for LP-184 in solid tumors
- ✓ Launch Ph.1/2 clinical trial for LP-184 in GBM
- ✓ Explore potential combinations for LP-184 & LP-300 with other existing approved drugs (inc. IO agents)
- ✓ Reach 1+ Billion data points for RADR A.I. Platform
- ✓ Big pharma partnership and collaboration on drug rescue, repurposing or development

Nasdaq: LTRN
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Nasdaq: LTRN 35 Use of Proceeds GROSS PROCEEDS FROM IPO $25,008,000 Advance Clinical Programs for Lead Candidates - LP - 300 and LP - 184: Clinical Trial Testing, Preclinical Studies, Biomarker Studies & Manufacturing $13,500,000 AI Platform, RADR® Development and Expansion & Data Collaborations $2,000,000 Additional Drug Candidates Acquisition and In - Licensing of IP, patents and rights related to compounds for rescue or repurposing $2,500,000 General Corporate Purposes $4,000,000

Nasdaq: LTRN 36 *Assuming a 1.74 for 1 stock split immediately prior to closing of the offering ** Conversion of Series A Preferred stock into 2,438,865 shares of common stock Pre IPO Capitalization Table LANTERN PHARMA INC.* Common Shares Outstanding ** 4,467,594 Warrants (WAEP $3.13) 262,003 Options (WAEP $1.03) 513,862 Fully Diluted Share Outstanding 5,243,460

Lantern Pharma

Investment Highlights - Lantern Pharma has a unique, growing and validated foundation for the future of cancer therapy and patient care

Active drug rescue process and in the clinic with 2 compounds and accelerating additional compounds and combinations to clinical trials…potentially saving tens of millions and years of development

Growing A.I. based platform with clear roadmap to 1+ Bn. datapoints focused exquisitely on cancer therapeutic development and companion Dx in a high growth, high demand $4 Bn market

Focused on cancer drug market segments with clear clinical need, understood mechanisms, targeted patient populations that exceed 1 Million , and multi-billion USD in annual sales potential


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Potential to receive up to an additional ~$14 Million from LP-100 out-licensing deal during 2021-22

LP-300 submitted for Orphan Disease Designation and LP-184 to be submitted for ODD in pancreatic and GBM which can help accelerate development

Proven and growing library of A.I. & machine-learning methodologies published at ASCO, AACR and used to generate novel IP (108 issued, & 7 pending) and accelerate discovery by potentially years

Experienced and innovative management team w/ 60+ years experience in cancer and a passion to change the cost and outcome for cancer patients by using A.I. and genomics – *paradigm changing technologies*

Industry leading collaborations with National Cancer Institute, Georgetown, & Fox Chase Cancer Center

Nasdaq: LTRN

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Nasdaq: LTRN 38 Lantern Pharma IPO ROADSHOW Presentation Thank you!